Exhibit 99.1
For more information:
Investor contact: Barbara Bolens 414-438-6940
Media contact: Carole Herbstreit 414-438-6882
Brady Corporation reports sales and earnings for fiscal 2009 first quarter and announces global workforce reduction
MILWAUKEE (November 20, 2008)—Brady Corporation (NYSE:BRC) reports sales and earnings for its fiscal 2009 first quarter ended October 31, 2008.
     Sales for the quarter declined 0.5 percent to $378.3 million compared to $380.1 million in the first quarter of fiscal 2008. Organic sales declined 2.5 percent in the quarter, acquisitions contributed 2.1 percent to sales growth and currency exchange had a negative 0.1 percent impact on sales growth. By segment, sales were down 7.9 percent in the Americas and 0.6 percent in Europe; sales increased 13.2 percent in Asia/Pacific.
     Net income increased 2.0 percent in the fiscal 2009 first quarter to $37.1 million compared to $36.4 million in the same quarter last year. Earnings per diluted Class A Common share were $0.69 in the first quarter of fiscal 2009, up 4.5 percent compared to $0.66 per diluted share in the prior year’s quarter. Earnings per share results reflect the repurchase of approximately 1.15 million shares in the quarter.
     “Our proactive measures to control costs helped to mitigate the effects of a deteriorating economy, and combined with other factors including a lower effective tax rate, resulted in slight net income growth in the first quarter. This was despite a decline in organic sales caused by a marked slowdown in our markets in the later part of the quarter. We expect a continuation of the challenging global economy and are taking additional steps to reduce our costs. These steps include a global workforce reduction of approximately 10 percent to be implemented in the second quarter, a company-wide salary freeze, the continued reduction of discretionary spending and contingency plans for further reductions in the event of more severe business contraction,” said Frank M. Jaehnert, Brady’s president and chief executive officer.
     “We expect restructuring charges of approximately $30 million pretax during fiscal 2009. Savings from our cost reduction actions should be approximately $30 million in fiscal 2009,” said Brady Chief Financial Officer Thomas J. Felmer. “Based on current exchange rates and as a result of these unprecedented economic conditions, we expect high single-digit declines in organic sales for the remainder of the fiscal year. We are revising our net income guidance for fiscal 2009 and now expect net income of between $75 and $85 million after restructuring charges of $20 million after tax (previously $140 to $145 million), and earnings per diluted share including restructuring charges of between $1.40 and $1.59 (previously $2.54 to $2.63).

Excluding restructuring charges, we expect net income of $95 to $105 million and earnings per diluted share of between $1.78 and $1.97.”
     “Brady is a financially strong company, with a solid balance sheet and good cash flow, and we are committed to taking all steps necessary to protect the long-term health of the company in these challenging times. To ensure our competitiveness when the current economic crisis subsides, we will continue to invest in growth strategies including new product development, acquisitions, e-business and the Brady Business Performance System, which focuses on ‘lean’ thinking and continuous improvement,” added Jaehnert.
     A web cast regarding fiscal 2009 first quarter results will be available at www.investor.bradycorp.com.
     Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Its products include high-performance labels and signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has more than 500,000 customers in electronics, telecommunications, manufacturing, electrical, construction, education, medical and a variety of other industries. Brady is headquartered in Milwaukee and employs nearly 8,000 people at operations in the Americas, Europe and Asia/Pacific. Brady’s fiscal 2008 sales were approximately $1.523 billion. More information is available on the Internet at www.bradycorp.com.
Brady believes that certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements related to future, not past, events included in this news release, including, without limitation, statements regarding Brady’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from future financial performance of major markets Brady serves, which include, without limitation, telecommunications, manufacturing, electrical, construction, laboratory, education, governmental, public utility, computer, transportation; difficulties in making and integrating acquisitions; risks associated with newly acquired businesses; Brady’s ability to retain significant contracts and customers; future competition; Brady’s ability to develop and successfully market new products; changes in the supply of, or price for, parts and components; increased price pressure from suppliers and customers; interruptions to sources of supply; environmental, health and safety compliance costs and liabilities; Brady’s ability to realize cost savings from operating initiatives; Brady’s ability to attract and retain key talent; difficulties associated with exports; risks associated with international operations; fluctuations in currency rates versus the US dollar; technology changes; potential write-offs of Brady’s substantial intangible assets; risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products; business interruptions due to implementing business systems; and numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section located in Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2008. These uncertainties may cause Brady’s actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements.
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BRADY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands)

	(Unaudited)
	Three Months Ended October 31,
	2008	2007	Percentage Change
Net sales	$378,317	$380,134	-0.5%
Cost of products sold	197,171	192,467	2.4%

Gross margin	181,146	187,667	-3.5%

Operating expenses:
Research and development	9,056	8,978	0.9%
Selling, general and administrative	115,896	120,351	-3.7%

Total operating expenses	124,952	129,329	-3.4%

Operating income	56,194	58,338	-3.7%

Other income and (expense):
Investment and other income	1,852	118	1469.5%
Interest expense	(6,361)	(6,720)	-5.3%

Income before income taxes	51,685	51,736	-0.1%

Income taxes	14,575	15,366	-5.1%

Net income	$37,110	$36,370	2.0%

Per Class A Nonvoting Common Share:
Basic net income	$0.70	$0.67	4.5%
Diluted net income	$0.69	$0.66	4.5%
Dividends	$0.17	$0.15	13.3%

Per Class B Voting Common Share:
Basic net income	$0.68	$0.65	4.6%
Diluted net income	$0.67	$0.64	4.7%
Dividends	$0.15	$0.13	15.4%

Weighted average common shares outstanding (in thousands):
Basic	53,291	54,350
Diluted	53,938	55,121

BRADY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	(Unaudited)
	October 31, 2008	July 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$178,792	$258,355
Accounts receivable, less allowance for losses ($9,066 and $10,059, respectively)	243,219	262,461
Inventories:
Finished products	68,267	75,665
Work-in-process	21,586	21,187
Raw materials and supplies	40,852	37,767

Total inventories	130,705	134,619
Prepaid expenses and other current assets	46,669	43,650

Total current assets	599,385	699,085

Other assets:
Goodwill	724,072	789,107
Other intangible assets, net	124,593	144,791
Deferred income taxes	25,576	25,943
Other	17,820	21,381

Total other assets	892,061	981,222

Property, plant and equipment:
Cost:
Land	6,169	6,490
Buildings and improvements	92,509	98,646
Machinery and equipment	265,097	282,232
Construction in progress	9,453	6,040

	373,228	393,408
Less accumulated depreciation	216,891	223,202

Net property, plant and equipment	156,337	170,206

Total	$1,647,783	$1,850,513

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

Current liabilities:
Accounts payable	$109,083	$118,209
Wages and amounts withheld from employees	52,396	82,354
Taxes, other than income taxes	8,033	10,234
Accrued income taxes	13,764	21,523
Other current liabilities	49,365	54,810
Short-term borrowings and current maturities on long-term debt	21,430	21,431

Total current liabilities	254,071	308,561

Long-term obligations, less current maturities	457,143	457,143

Other liabilities	56,298	63,001

Total liabilities	767,512	828,705

Stockholders’ investment:
Common stock:
Class A Nonvoting common stock — Issued 51,261,487 and 51,261,487 shares, respectively and outstanding 48,926,466 and 50,005,296 shares, respectively	513	513
Class B Voting common stock — Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	294,181	292,769
Earnings retained in the business	667,108	639,059
Treasury stock — 2,125,021 and 1,046,191 shares, respectively of Class A nonvoting common stock, at cost	(67,539)	(33,234)
Accumulated other comprehensive income	(8,839)	128,161
Other	(5,188)	(5,495)

Total stockholders’ investment	880,271	1,021,808

Total	$1,647,783	$1,850,513

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	(Unaudited)
	Three Months Ended
	October 31
	2008	2007
Operating activities:
Net income	$37,110	$36,370
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,712	14,168
Non-cash portion of stock-based compensation expense	2,092	3,257
Other	(198)	46
Changes in operating assets and liabilities (net of effects of business acquisitions):
Accounts receivable	(12,571)	(10,880)
Inventories	(10,360)	1,337
Prepaid expenses and other assets	(8,147)	(4,417)
Accounts payable and accrued liabilities	(21,679)	(13,278)
Income taxes	(3,513)	6,086
Other liabilities	(1,167)	1,201

Net cash (used in) provided by operating activities	(4,721)	33,890

Investing activities:
Payments of contingent consideration	—	(1,200)
Purchases of short-term investments	—	(5,150)
Sales of short-term investments	—	7,860
Purchases of property, plant and equipment	(6,429)	(7,395)
Other	1,300	(1,375)

Net cash used in investing activities	(5,129)	(7,260)

Financing activities:
Payment of dividends	(9,061)	(8,100)
Proceeds from issuance of common stock	1,162	4,134
Principal payments on debt	(1)	(5)
Purchase of treasury stock	(36,508)	—
Income tax benefit from the exercise of stock options and deferred compensation distributions	667	2,712

Net cash (used in) financing activities	(43,741)	(1,259)
Effect of exchange rate changes on cash	(25,972)	2,382

Net (decrease) increase in cash and cash equivalents	(79,563)	27,753
Cash and cash equivalents, beginning of period	258,355	142,846

Cash and cash equivalents, end of period	178,792	170,599

Supplemental disclosures:
Cash paid during the period for:
Interest, net of capitalized interest	$9,298	$9,298
Income taxes, net of refunds	15,605	1,782

Information by regional segment for the three months ended October 31, 2008 and 2007 is as follows:

					Corporate
					and
(in thousands)	Americas	Europe	Asia-Pacific	Subtotals	Eliminations	Total
SALES TO EXTERNAL CUSTOMERS
Three months ended:
October 31, 2008	$160,916	$108,215	$109,186	$378,317	—	$378,317
October 31, 2007	174,775	108,914	96,445	380,134	—	380,134

SALES GROWTH INFORMATION
Three months ended October 31, 2008:
Base	-8.2%	-5.3%	11.0%	-2.5%	—	-2.5%
Currency	-0.3%	-1.6%	2.2%	-0.1%	—	-0.1%
Acquisitions	0.6%	6.3%	0.0%	2.1%	—	2.1%
Total	-7.9%	-0.6%	13.2%	-0.5%	—	-0.5%

SEGMENT PROFIT (LOSS)
Three months ended:
October 31, 2008	$35,524	$31,138	$22,401	$89,063	($2,307)	$86,756
October 31, 2007	44,107	$29,900	$19,390	93,397	($2,237)	91,160
Percentage increase (decrease)	-19.5%	4.1%	15.5%	-4.6%	3.1%	-4.8%
NET INCOME RECONCILIATION (in thousands)

	Three months ended:
	October 31,	October 31,
	2008	2007
Total profit for reportable segments	$89,063	$93,397
Corporate and eliminations	(2,307)	(2,237)
Unallocated amounts:
Administrative costs	(30,562)	(32,822)
Investment and other income	1,852	118
Interest expense	(6,361)	(6,720)

Income before income taxes	51,685	51,736
Income taxes	(14,575)	(15,366)

Net income	$37,110	$36,370

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(in thousands)

	Fiscal 2008
	Q1	Q2	Q3	Q4	Total
EBITDA (1)
Net income	$36,370				$36,370
Interest expense	6,720				6,720
Income taxes	15,366				15,366
Depreciation and amortization	14,168				14,168

EBITDA (non-GAAP measure)	$72,624	$—	$—	$—	$72,624

	Fiscal 2009
	Q1	Q2	Q3	Q4	Total
EBITDA (1)
Net income	$37,110				$37,110
Interest expense	6,361				6,361
Income taxes	14,575				14,575
Depreciation and amortization	13,712				13,712

EBITDA (non-GAAP measure)	$71,758	$—	$—	$—	$71,758

(1)	Brady is presenting EBITDA because it is used by many of our investors and lenders, and is presented as a convenience to them. EBITDA represents net income before interest expense, income taxes and depreciation and amortization. EBITDA is not a calculation based on generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Income data. EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company’s operating performance, or as an alternative to operating cash flows as a measure of liquidity. The EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.